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EXHIBIT NO. 99.1

                              NOTICE OF REDEMPTION
                                TO THE HOLDERS OF
                      CABCO TRUST FOR BELLSOUTH DEBENTURES
                               CUSIP NO. 126795202


NOTICE IS HEREBY GIVEN that, pursuant and subject to the provisions of Article Eight of the Standard Terms and Provisions of Series Trust Agreement dated as of May 5, 1999, as supplemented by an Amended and Restated Trust Agreement dated as of May 12, 1999 between Corporate Asset Back Corporation, as Depositor and The Bank of New York, as successor Trustee to The United States Trust Company of New York, has elected to redeem and pay on January 18, 2005 (the "Redemption Date"), all of the outstanding principal amount of the trust certificates for BellSouth Debentures (the "Certificates").

Holders of the Certificates are entitled to receive the redemption price of 103.33% of the principal amount of the Certificates plus accrued interest from the most recent interest payment date of October 15, 2004 to but not including the Redemption Date.

On the Redemption Date, the Certificates will become due and payable at the redemption price aforesaid. Certificates called for redemption must be presented and surrendered for payment at the office of:

                              By Mail or Overnight

                              The Bank of New York
                           111 Sanders Creek Parkway
                            Corporate Trust Syracuse
                             Operations Certmaster
                             East Syracuse, NY 13057

Interest accrued to the Redemption Date will be paid as specified herein as part of the redemption price of the certificates, and on and after the Redemption Date; interest will cease to accrue on the Certificates. The method of delivery of the certificates is at the option and risk of the holder; but if mail is used, certified or registered mail is suggested.

No representation is made as to the correctness or accuracy of the CUSIP NUMBER listed in this notice or printed on the Certificates.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), unless the Paying Agent has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee. Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your securities.
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If you should have any questions regarding this partial redemption, please do not hesitate to write or call our office. The telephone number is 815-2869.

The Bank of New York,
as successor Trustee
December 17, 2004